Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports First Quarter 2016 Financial Results

Professional Management Revenue Grows 24% Year Over Year

Non-GAAP Adjusted EBITDA Grows 23% Year Over Year

SUNNYVALE, Calif. – May 10, 2016 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its first quarter ended March 31, 2016.

Financial results for the first quarter of 2016 compared to the first quarter of 2015:ii

•	Revenue increased 23% to $92.1 million for the first quarter of 2016 from $74.9 million for the first quarter of 2015.
•	Professional management revenue increased 24% to $82.8 million for the first quarter of 2016 from $66.6 million for the first quarter of 2015.
•	Net income was $3.3 million, or $0.06 per diluted share, for the first quarter of 2016 compared to $7.9 million, or $0.15 per diluted share, for the first quarter of 2015.

•	Non-GAAP Adjusted EBITDAii increased 23% to $28.3 million for the first quarter of 2016 from $23.0 million for the first quarter of 2015.
•	Non-GAAP Adjusted Net Incomeii increased 21% to $14.4 million for the first quarter of 2016 from $11.9 million for the first quarter of 2015.
•	Non-GAAP Adjusted Earnings Per Shareii increased 9% to $0.24 for the first quarter of 2016 from $0.22 for the first quarter of 2015.

Key operating metrics as of March 31, 2016:iii

•	Assets under contract (“AUC”) were $975 billion.
•	Assets under management (“AUM”) were $122.0 billion.
•	Professional management clients were over 960,000.
•	Asset enrollment rates across all employer plans was 11.5%iv.

“Financial Engines was founded 20 years ago this week on the core principle of the U.S. Department of Labor’s recently released Conflict of Interest rule and has grown to be the largest independent RIA in America,” said Larry Raffone, president and chief executive officer of Financial Engines. “We believe we can help millions of Americans in ways others cannot and are committed to building more comprehensive financial planning services along with a more compelling experience for our clients that will improve their financial situation and help them achieve their dreams. We believe the recent acquisition and integration of The Mutual Fund Store will enhance our leadership position and accelerate growth.”

Review of Financial Results for the First Quarter of 2016

Revenue increased 23% to $92.1 million for the first quarter of 2016 from $74.9 million for the first quarter of 2015. The increase in revenue was driven by $17.1 million of revenue related to the acquisition of The Mutual Fund Store on February 1, 2016. Professional management revenue increased 24% to $82.8 million for the first quarter of 2016 from $66.6 million for the first quarter of 2015, driven primarily by $15.4 million of professional management revenue related to the acquisition.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2015.

Costs and expenses increased 35% to $84.7 million for the first quarter of 2016 from $62.8 million for the first quarter of 2015. This was due primarily to increases in consulting and professional service fees related to the acquisition, employee-related costs, including wages, and cash incentive compensation expense due primarily to the addition of approximately 300 newly acquired employees, advisor variable cash compensation expense related to ongoing asset servicing activities and increased facilities-related costs.

As a percentage of revenue, cost of revenue was 43% for the first quarter of 2016 compared to 41% for the first quarter of 2015.

Income from operations was $7.4 million for the first quarter of 2016, which included $8.1 million of acquisition related expenses and $1.7 million of additional amortization of intangible assets attributable to the acquisition, compared to $12.2 million for the first quarter of 2015. As a percentage of revenue, income from operations was 8% for the first quarter of 2016 compared to 16% for the first quarter of 2015, driven primarily by one-time acquisition related costs.

Net income was $3.3 million, or $0.06 per diluted share, for the first quarter of 2016 compared to net income of $7.9 million, or $0.15 per diluted share, for the first quarter of 2015.

On a non-GAAP basis, Adjusted Net Incomeii was $14.4 million and Adjusted Earnings Per Shareii were $0.24 for the first quarter of 2016 compared to Adjusted Net Income of $11.9 million and Adjusted Earnings Per Share of $0.22 for the first quarter of 2015.

“We believe completing the acquisition of The Mutual Fund Store will help us expand our service offering and strengthen our client relationships,” said Ray Sims, chief financial officer of Financial Engines. “Our growth over the long term should benefit by better meeting the financial needs of our clients in their communities.”

Assets Under Contract and Assets Under Management

AUC decreased by 3% year-over-year to $975 billion as of March 31, 2016, from $1.003 trillion as of March 31, 2015, due primarily to a decline in market performance, offset by contributions and new employers making our services available. AUC for plans in which the Income+ service has been made available was $348 billion as of March 31, 2016, which increased 37% from $254 billion as of March 31, 2015.

AUM increased by 12% year-over-year to $122.0 billion as of March 31, 2016, from $109.2 billion as of March 31, 2015. The increase in AUM was driven primarily by new AUM of $9.8 billion acquired through acquisition, new assets from new and existing clients, partially offset by cancellations and market performance.

	Q2'15	Q3'15	Q4'15	Q1'16
	(In billions)
AUM, beginning of period	$109.2	$114.5	$108.0	$113.4
New Assets - New Clients(1)	6.5	4.8	4.3	3.0
New Assets - Existing Clients(2)	1.8	1.7	1.9	1.9
New Assets - Acquisitions(3)	—	—	—	9.8
Voluntary Cancellations(4)	(1.6)	(2.4)	(2.4)	(2.0)
Involuntary Cancellations(5)	(1.7)	(1.6)	(1.8)	(3.3)
Net New Assets	5.0	2.5	2.0	9.4
Market Movement and Other(6)	0.3	(9.0)	3.4	(0.8)
AUM, end of period	$114.5	$108.0	$113.4	$122.0

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in our professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in our professional management service during a prior period, including employee and employer contributions of $1.9 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)	The value of the AUM acquired on February 1, 2016 from The Mutual Fund Store transaction, as measured on March 31, 2016.
(4)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(5)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the quarter period for reasons other than a voluntary termination.

(6)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans and hardship and other account withdrawals, retirement income drawdown payouts and voluntary withdrawals from IRA and taxable accounts, and timing differences for the data feeds for clients enrolled in our professional management service throughout the period.

For quarters presented prior to Q1’16, new assets were measured as of the time of enrollment and cancellations were measured at the time of cancellation.  Effective Q1’16, new assets were measured at or near the end of the quarter and cancellations were measured at or near the beginning of the quarter. Differences resulting from this definitional change are considered to be immaterial for the periods presented.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended March 31, 2016.

Aggregate Investment Style Exposure for Portfolios Under Management

As of March 31, 2016, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic Equity	44%
International Equity	25%
Bonds	27%
Cash and Uncategorized Assets(1)	4%
Total	100%

(1) Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On May 2, 2016, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on July 5, 2016 to stockholders of record as of the close of business on June 15, 2016.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing professional management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at May 6, 2016 levels, the Company estimates that its 2016 revenue will be in the range of $407 million and $414 million and 2016 non-GAAP adjusted EBITDA will be in the range of $121 million to $126 million.

With the acquisition of The Mutual Fund Store, the Company is currently estimating the remaining non-recurring closing and integration related expenses in the second through fourth quarters of 2016 to be approximately $7 million to $9 million, excluding non-cash stock-based compensation expense, in addition to the $8.1 million incurred in the first quarter of 2016, mainly related to closing the transaction.

Integration costs in 2016 will be treated as an adjustment to GAAP in arriving at Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share and shown in the table which reconciles GAAP to non-GAAP operating results.

Conference Call

The Company will host a conference call to discuss its first quarter 2016 financial results as well as its 2016 outlook on Tuesday, May 10, 2016 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 10084491. The conference call replay will be available until May 17, 2016.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income represents net income before non-cash stock-based compensation expense, amortization of intangible assets primarily related to customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions, all of which are presented net of tax effects, as well as certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their money by providing full-service financial planning, including professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We serve as a comprehensive financial advisor for our workplace customers, and offer help to more than nine million people across over 670 companies (including 143 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C. and a nationwide system of registered investment advisors known as The Mutual Fund Store. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:  our ability to help millions of Americans in ways others cannot; our commitment to building more comprehensive financial planning services and the anticipated benefits thereof; the anticipated impact and benefits of the acquisition and integration of The Mutual Fund Store, including our belief that it will enhance our leadership position and accelerate growth, help to expand our service offerings and strengthen our client relationships, and that our growth over the long term will benefit by better meeting the financial needs of clients in their communities; Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook; our estimate regarding non-recurring integration related expenses in 2016, including with respect to the amount, timing and treatment thereof,  in connection with our acquisition of The Mutual Fund Store; benefits of our services; and growth strategy, including our focus on increasing penetration within existing professional management plan sponsors, enhancing and extending services to individuals in retirement and expanding the number of plan sponsors; and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the acquisition of The Mutual Fund Store, including our ability to  fully realize the anticipated benefits of the transaction and to successfully integrate The Mutual Fund Store’s business with Financial Engines in a timely manner or at all, unanticipated costs or complexities related to the acquisition and integration of The Mutual Fund Store, and the potential impact of  the transaction, or reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-Q for the quarter ended March 31, 2016, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2015. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or May 10, 2016 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C., a federally registered investment advisor, and a nationwide system of registered investment advisors known as The Mutual Fund Store. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	March 31,
	2015	2016
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$305,216	$97,106
Short-term investments	39,936	—
Accounts receivable, net	71,287	83,687
Prepaid expenses	4,486	6,172
Other current assets	3,061	5,885
Total current assets	423,986	192,850
Property and equipment, net	20,385	26,055
Intangible assets, net	7,085	197,005
Goodwill	—	293,568
Long-term deferred tax assets	21,780	37,649
Direct response advertising, net	7,186	6,311
Other assets	2,158	2,293
Total assets	$482,580	$755,731
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,933	$26,455
Accrued compensation	17,101	12,988
Deferred revenue	6,400	6,120
Dividend payable	3,615	4,314
Other current liabilities	1,169	4,290
Total current liabilities	55,218	54,167
Long-term deferred rent	9,485	10,993
Long-term tax liabilities	2,206	2,206
Other liabilities	524	856
Total liabilities	67,433	68,222

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2015 and March 31, 2016; None issued or outstanding as of December 31, 2015 and March 31, 2016	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2015 and March 31, 2016; 52,972 and 62,937 shares issued and 51,695 and 61,660 shares outstanding as of December 31, 2015 and March 31, 2016, respectively	5	6
Additional paid-in capital	461,139	734,485
Treasury stock, at cost (1,277 shares and 1,277 shares as of December 31, 2015 and March 31, 2016, respectively)	(47,637)	(47,637)
Retained Earnings	1,640	655
Total stockholders’ equity	415,147	687,509
Total liabilities and stockholders’ equity	$482,580	$755,731

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended
	March 31,
	2015	2016
	(In thousands, except per share data)
Revenue:
Professional management	$66,583	$82,806
Platform	7,890	7,098
Other	473	2,154
Total revenue	74,946	92,058
Costs and expenses:
Cost of revenue	30,891	39,331
Research and development	8,945	9,267
Sales and marketing	14,615	18,463
General and administrative	7,158	14,600
Amortization of intangible assets, including internal use software	1,176	3,026
Total costs and expenses	62,785	84,687
Income from operations	12,161	7,371
Interest income, net	62	4
Other (expense), net	—	(33)
Income before income taxes	12,223	7,342
Income tax expense	4,322	4,013
Net and comprehensive income	$7,901	$3,329
Dividends declared per share of common stock	$0.07	$0.07
Net income per share attributable to holders of common stock
Basic	$0.15	$0.06
Diluted	$0.15	$0.06
Shares used to compute net income per share attributable to holders of common stock
Basic	51,923	58,256
Diluted	53,288	59,187

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2015	2016
	(In thousands)
Cash flows from operating activities:
Net income	$7,901	$3,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,457	2,047
Amortization of intangible assets	1,099	2,922
Stock-based compensation	6,524	6,204
Amortization of deferred sales commissions	368	418
Amortization and impairment of direct response advertising	1,360	1,214
Amortization of (discount) on short-term investments	(64)	(5)
Provision for doubtful accounts	235	183
Deferred tax	(323)	3,173
Loss on fixed asset disposal	—	20
Loss on sale of short-term investments	—	18
Excess tax benefit associated with stock-based compensation	(4,214)	(1,742)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(3,563)	3,111
Prepaid expenses	274	(172)
Direct response advertising	(644)	(352)
Other assets	197	(1,637)
Accounts payable	6,412	(10,019)
Accrued compensation	(2,674)	(10,035)
Deferred revenue	417	(397)
Deferred rent	68	349
Other liabilities	—	(393)
Net cash provided by (used in) operating activities	14,830	(1,764)
Cash flows from investing activities:
Purchase of property and equipment	(630)	(1,592)
Capitalization of internal use software	(1,132)	(1,738)
Purchases of short-term investments	(44,889)	—
Maturities of short-term investments	30,000	—
Sale of short-term investments	—	39,923
Cash paid for acquisitions, net of cash acquired	—	(240,953)
Net cash used in investing activities	(16,651)	(204,360)
Cash flows from financing activities:
Payments on capital lease obligations	(29)	(26)
Excess tax benefit associated with stock-based compensation	4,214	1,742
Net share settlements for minimum tax withholdings	(282)	(516)
Repurchase of common stock	(11,316)	—
Proceeds from issuance of common stock	1,963	429
Cash dividend payments	(3,113)	(3,615)
Net cash used in financing activities	(8,563)	(1,986)
Net decrease in cash and cash equivalents	(10,384)	(208,110)
Cash and cash equivalents, beginning of period	126,564	305,216
Cash and cash equivalents, end of period	$116,180	$97,106
Supplemental cash flows information:
Income taxes paid, net of refunds	$206	$1,571
Interest paid	$3	$4
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$—	$267,018
Unpaid purchases of property and equipment	$797	$852
Purchase of property and equipment with noncash tenant improvement allowance	$—	$1,184
Capitalized stock-based compensation for internal use software	$90	$188
Capitalized stock-based compensation for direct response advertising	$7	$12
Dividends declared but not yet paid	$3,627	$4,314

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended March 31,
Non-GAAP Adjusted EBITDA	2015	2016
	(In thousands, unaudited)
Net income	$7,901	$3,329
Interest income, net	(62)	$(4)
Income tax expense	4,322	$4,013
Depreciation and amortization	1,457	$2,047
Amortization of intangible assets (excluding internal use software)	—	$1,675
Amortization of internal use software	1,099	$1,247
Amortization and impairment of direct response advertising	1,360	$1,214
Amortization of deferred sales commissions	368	$418
Stock-based compensation	6,524	$6,204
Acquisition-related expenses(1)	—	$8,140
Non-GAAP Adjusted EBITDA	$22,969	$28,283

(1)	We expect to incur acquisition-related expenses throughout 2016.

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended March 31,
Non-GAAP Adjusted Net Income	2015	2016
	(In thousands, except per share data, unaudited)
Net income	$7,901	$3,329
Stock-based compensation, net of tax (1)	4,032	3,834
Amortization of intangible assets (excluding internal use software), net of tax(1)	—	1,035
Acquisition-related expenses, net of tax (1)	—	5,031
Income tax expense from non-deductible transaction expenses(2)	—	1,162
Non-GAAP Adjusted Net Income	$11,933	$14,391

Non-GAAP Adjusted Earnings Per Share	$0.22	$0.24

Shares of common stock outstanding	51,923	58,256
Dilutive stock options, RSUs and PSUs	1,365	931
Non-GAAP adjusted common shares outstanding	53,288	59,187

(1)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.
(2)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.